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                                                                      EXHIBIT 21

SUBSIDIARIES OF AMERICAN ARCHITECTURAL PRODUCTS CORPORATION


AAPC One Acquisition Corporation
AAPC Two Acquisition Corporation
AAPC Three Acquisition Corporation
AAPC Four Acquisition Corporation
AAPC Five Acquisition Corporation
AAPC Six Acquisition Corporation
American Glassmith, Inc.
American Weather-Seal Company
Binnings Building Products, Inc.
Danvid Window Company
Denver Window Company
Eagle & Taylor Company
Eagle Window & Door Center, Inc.
Forte, Inc.
Modern Window Corporation
Thermetic Glass, Inc.
VinylSource, Inc.
Western Insulated Glass Company